UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2008

Conversion Services International, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-30420	20-0101495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Eagle Rock Avenue, East Hanover, New Jersey	07936
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 560-9400

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As disclosed in the Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2006, Conversion Services International, Inc. (the “Company”) announced that it received notice from the Staff of the American Stock Exchange (“AMEX”) on June 29, 2006 indicating that the Company was below certain of the Exchange’s continued listing standards. The Company was afforded the opportunity to submit a plan of compliance to the Exchange, and on July 31, 2006, the Company presented its plan to the Exchange. On September 26, 2006, the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until December 28, 2007 to regain compliance with the continued listing standards.

In order for the Company to regain compliance with the continued listing standards, the Company disclosed in its Form 10-Q filed with the Securities and Exchange Commission on November 13, 2007 that it had executed a Stock Purchase Agreement whereby the purchasers will purchase from the Company no less than $4.3 million and no more than $5.0 million in Company common stock, par value $0.001, in multiple closings prior to December 28, 2007.

Furnished as Exhibit 99.2, at the request of AMEX, as part of its evaluation of the Company’s efforts to regain compliance with its listing standards, is an unaudited pro forma balance sheet as of September 30, 2007 that includes pro forma adjustments illustrating the effect on stockholders’ equity of the equity transactions completed between October 19, 2007 and December 28, 2007 as if they had been completed as of September 30, 2007 and does not take into account any other changes of the Company since September 30, 2007. This balance sheet is in summary form, only provides explanatory notes for the pro forma adjustments and, therefore, investors should not rely on the attached balance sheet when making investment decisions.

 Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.2	Pro Forma Balance Sheet of Conversion Services International, Inc. as of September 30, 2007..

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 9, 2008	CONVERSION SERVICES INTERNATIONAL, INC.

	By:	/s/ Scott Newman
Name: Scott Newman
Title: President and Chief Executive Officer